Exhibit 99.1

FOR IMMEDIATE RELEASE

———————

October 26, 2004

IPEC Holdings Inc. Reports Third-Quarter
Revenue Growth of 47% and Increases its
Projected 2004 EPS Guidance

IPEC also announces the launch of two additional product lines to complete its standard 38mm closure portfolio.

NEW CASTLE, PA, October 26, 2004. IPEC Holdings Inc. (“IPEC” or the “Company”) (OTC: IPEC) today announced its results for the third quarter ended September 30, 2004. Net income available to common shares for the third quarter of 2004 was $0.05 per common share.

2004 THIRD QUARTER FINANCIAL HIGHLIGHTS:

•	Net income available to common shares for the third quarter of 2004 increased significantly to $544,655 or $0.05 per common share from $77,836 or $0.00 per common share in the third quarter of 2003.

•	Operating income for the third quarter of 2004 was approximately four times the level of operating income for the third quarter of 2003 reaching $1,018,913 in the 2004 period from $256,699 in the 2003 period.

•	Sales increased to $6.4 million for the quarter, a 47% increase as compared to the third quarter in 2003 and the highest level of quarterly sales obtained in the Company’s history.

•	The Company remains financially sound with borrowing capacity plus cash on hand at over $3,400,000.

The Company is also announcing that it is in the final product development stages for two additional product offerings to complete its standard 38mm closure portfolio. IPEC’s 38mm foil-lined closures and its 38mm screw closure will be available for market consumption in the first and second quarters of 2005, respectively. The new product lines are anticipated to have a minimal replacement effect on the Company’s existing sales base and primarily result in incremental revenue growth to IPEC. The Company’s 38mm screw closure offering was designed to produce a lighter, faster closure than existing market versions while maintaining the reputation of the closure style for having one of the tightest seals in the industry. Commenting on the additional product lines, Joseph Giordano, Jr., the Company’s Chief Executive Officer stated, “We are really excited about getting these products out into the marketplace. The market demand for these product lines in the dairy industry is significant and their addition to our portfolio will enable us to penetrate a dairy customer base that was previously inaccessible. Furthermore, their launch will permit us to increase sales in our existing product portfolio due to common purchase requirements of multiple closure product lines by a single customer.”

With respect to IPEC’s financial performance during the third quarter, Shawn C. Fabry, the Company’s Chief Financial Officer, explained, “The Company’s positive third quarter results are a reflection of our low cost production process and strict adherence to a financially prudent new customer acceptance process. In addition, we believe there remain substantial volume efficiencies that can be realized when giving consideration to our plants’ existing excess capacity levels coupled with minimal capital expenditure requirements.”

IPEC has increased its estimate of 2004 fiscal earnings per common share to $0.15 per common share, barring the occurrence of any unforeseen or unusual conditions affecting the industry or IPEC. The Company also estimates fiscal 2004 revenues will approximate $22 million. The projection of $0.02 earnings per common share for the fourth quarter of 2004 compared to IPEC’s previous quarters of 2004 bears a direct correlation to the historical effect of seasonality on the Company’s business and does not reflect a projected deterioration in the Company’s earnings structure.

ABOUT IPEC HOLDINGS INC.:

IPEC Holdings Inc. manufactures and sells tamper evident plastic closures.  These closures are predominantly used in the bottling of non-carbonated beverages including bottled water, milk and fruit and sports drinks.  The Company also designs and manufactures equipment for the bottling industry.  IPEC’s customer base primarily consists of dairy and bottled water manufacturers both domestically and internationally. The Company’s two principal manufacturing facilities are located in the United States of America in Pennsylvania and Alabama.

FOR ADDITIONAL INFORMATION CONTACT:

Shawn C. Fabry
Chief Financial Officer

185 Northgate Circle
New Castle, PA 16105
Website: www.ipec.biz
Phone: (724) 658-3004 x235
Fax: (724) 658-3054

FORWARD-LOOKING STATEMENTS:

This news release contains forward-looking statements that are based on current expectations, estimates and projections about IPEC’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

IPEC HOLDINGS INC.
UNAUDITED FINANCIAL RESULTS

	Q3 04	Q3 03	YTD 04	YTD 03

Sales	$6,386,774	$4,331,360	$17,112,976	$12,125,265

Operating expenses:
Cost of goods sold	4,456,962	3,364,017	12,161,831	9,053,431
Selling	361,972	344,336	943,487	1,050,026
General and administrative	548,927	366,308	1,492,226	1,137,509

Operating expenses	5,367,861	4,074,661	14,597,544	11,240,966

Operating income	1,018,913	256,699	2,515,432	884,299

Non-operating expense:
Interest expense	92,799	153,497	335,285	454,343
Other expense (income)	18,355	(19,025)	35,496	(22,705)

Non-operating expenses	111,154	134,472	370,781	431,638

Income before taxes	907,759	122,227	2,144,651	452,661
Income taxes	363,104	44,391	857,861	172,891

Net income	$544,655	$77,836	$1,286,790	$279,770

Average Shares of Common
Stock - Basic	9,972,912	9,972,912	9,972,912	9,972,912

Average Shares of Common
Stock - Diluted	10,112,928	10,041,945	10,156,754	10,181,480

Basic Income Per Share	$0.05	$0.00	$0.13	$0.03

Diluted Income Per Share	$0.05	$0.00	$0.13	$0.03

Net Income Plus:
Interest Expense	92,799	153,497	335,285	454,343
Income Taxes	363,104	44,391	857,861	172,891
Depreciation expense	451,339	446,468	1,327,045	1,285,381

EBITDA (a) (b)	$1,451,897	$722,192	$3,806,981	$2,192,385
EBITDA as a % of Sales (a) (b)	23%	17%	22%	18%

(a) EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b) EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA data is included because the Company understands that such information is used by certain investors and Company analysts.